Exhibit 4.9
CANADIAN PLEDGE AGREEMENT
     THIS CANADIAN PLEDGE AGREEMENT dated as of February 29, 2008 (as amended, modified, restated or supplemented from time to time, the “Canadian Pledge Agreement”) is by and among the parties identified as “Pledgors” on the signature pages hereto and such other parties as may become Pledgors hereunder after the date hereof (individually a “Pledgor”, and collectively the “Pledgors”) and Bank of America, National Association, acting through its Canada branch, as Canadian administrative agent (in such capacity, the “Canadian Administrative Agent”) for the Secured Parties (defined below).
W I T N E S S E T H
     WHEREAS, credit facilities have been established in favour of EMS Technologies, Inc., a Georgia corporation (“EMS”) and EMS Technologies Canada, Ltd., a Canadian federal corporation (the “Canadian Borrower” and together with EMS, the “Borrowers”), pursuant to the terms of that certain Credit Agreement dated as of the date hereof (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among the Borrowers, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, National Association, as Domestic Administrative Agent and Domestic L/C Issuer and Bank of America, National Association, acting through its Canada branch, as Canadian Administrative Agent and Canadian L/C Issuer;
     WHEREAS, this Canadian Pledge Agreement is required under the terms of the Credit Agreement; and
     NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. DEFINITIONS
     (a) Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Credit Agreement.
     (b) As used herein, the following terms shall have the meanings given to them in the Personal Property Security Act (Ontario) (the “PPSA”), as now enacted or as the same may from time to time be amended, re-enacted or replaced: Accessions and Proceeds.
     (c) As used herein, the following terms shall have the meanings given to them in the Securities Transfer Act (Ontario) (the “STA”), as now enacted or as the same may from time to time be amended, re-enacted or replaced: Financial Asset, Securities Account, Security and Security Entitlement.
     (d) As used herein, the following terms shall have the meanings set forth below:

“Canadian Administrative Agent” has the meaning provided in the introductory paragraph hereof.
“Pledged Collateral” has the meaning provided in Section 2 hereof.
“Pledged Shares” has the meaning provided in Section 2 hereof.
“PPSA” has the meaning provided in Section 1 (b) hereof.
“Secured Obligations” means, without duplication, (i) all advances to, and debts, liabilities, obligations, covenants and duties of, any Canadian Loan Party arising under any Canadian Loan Document or otherwise with respect to any Canadian Revolving Loan or Canadian Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Canadian Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (ii) all liabilities and obligations, whenever arising, owing from the Canadian Borrower or any Canadian Loan Party that is a Canadian Subsidiary to any Canadian Lender or an Affiliate of any Canadian Lender arising under any Swap Contract between the Canadian Borrower or any Canadian Loan Party that is a Canadian Subsidiary and any Canadian Lender or Affiliate of a Canadian Lender that is permitted to be incurred pursuant to Section 8.03(d) of the Credit Agreement, (iii) all liabilities and obligations, whenever arising, owing from the Canadian Borrower or any Canadian Loan Party that is a Canadian Subsidiary to any Canadian Lender or an Affiliate of any Canadian Lender arising under any Treasury Management Agreement between the Canadian Borrower or any Canadian Loan Party that is a Canadian Subsidiary and any Canadian Lender or an Affiliate of any Canadian Lender, in each case howsoever evidenced, created, incurred or acquired, whether primary, secondary, direct, contingent, or joint and several, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing and (iv) all costs and expenses incurred in connection with enforcement and collection of the Secured Obligations described in the foregoing clauses (i), (ii) and (iii), including, without limitation, reasonable legal fees and disbursements.
“Secured Parties” means, collectively, the Canadian Lenders and any other holder of the Secured Obligations and “Secured Party” means any one of them.
“STA” has the meaning provided in Section 1(c) hereof.
2. PLEDGE AND GRANT OF SECURITY INTEREST
     To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations, each Pledgor hereby grants, pledges and assigns to the Canadian Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in, and a right to set-off against, any and all right, title and interest of such Pledgor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter, by way of amalgamation or otherwise (collectively, the “Pledged Collateral”):
(a)	Pledged Shares. One hundred percent (100%) (or, if less, the full amount owned by such Pledgor) of the issued and outstanding Equity Interests owned by such Pledgor of each Canadian Subsidiary set forth on Schedule 2(A) attached hereto, together with the certificates (or other agreements or instruments), if any, representing such Equity Interests, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the Equity Interests described in Section 2(b) and 2(c) below, the “Pledged Shares”), including, but not limited to, the following:
(A)	all shares, securities, membership interests and other Equity Interests or other property representing a dividend or other distribution on or in respect of any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any other dividends, distributions, subscriptions, warrants, cash, securities, instruments, rights, options or other property issued to or received or receivable by the holder of, or otherwise in respect of, the Pledged Shares; and

(B)	without affecting the obligations of the Pledgors under any provision prohibiting such action hereunder or under the Credit Agreement, in the event of any amalgamation involving the issuer of any Pledged Shares, all Equity Interests of the successor entity formed by or resulting from such consolidation, amalgamation or merger;
(b)	Additional Shares. One hundred percent (100%) (or, if less, the full amount owned by such Pledgor) of the issued and outstanding Equity Interests owned by such Pledgor of any Person that hereafter becomes a Canadian Subsidiary, including, without limitation, the certificates (or other agreements or instruments) representing such Equity Interests;

(c)	Proceeds. All Proceeds in respect of the foregoing and all rights and interest of the Pledgor in respect thereof or evidenced thereby, including all money received or receivable from time to time by the Pledgor in connection with the sale of any of the foregoing; and

(d)	Accessions. All Accessions of any and all of the foregoing.
          Without limiting the generality of the foregoing, it is hereby specifically understood and agreed that a Pledgor may from time to time hereafter deliver additional Equity Interests to the Canadian Administrative Agent as collateral security for the Secured Obligations. Upon delivery to the Canadian Administrative Agent, such additional Equity Interests shall be deemed to be part of the Pledged Collateral of such Pledgor and shall be subject to the terms of this Canadian Pledge Agreement whether or not Schedule 2(A) is amended to refer to such additional Equity Interests.

          The security interest granted hereby and all rights of any Secured Party hereunder and all obligations of the Pledgors hereunder are unconditional and absolute and independent and separate from any other security for the Secured Obligations, whether executed by the Pledgors or any other person.
          This Canadian Pledge Agreement and the security interest granted hereby is granted as collateral security only and will not subject any Secured Party to, or transfer or in any way affect or modify, any obligation or liability of the Pledgors with respect to any of the Pledged Collateral or any transaction in connection therewith.
          Each of the Pledgors acknowledges that the security interest hereby created attaches upon the execution of this Canadian Pledge Agreement (or in the case of any after-acquired Pledged Collateral, upon the date of acquisition by the Pledgors of any rights therein), that value has been given by the Secured Parties and that the Pledgors have, or in the case of after-acquired Pledged Collateral will have, rights in the Pledged Collateral or the power to transfer rights in the Pledged Collateral to the Secured Parties.
3. SECURITY FOR SECURED OBLIGATIONS
     The security interest created hereby in the Pledged Collateral of each Pledgor constitutes continuing collateral security for all of the Secured Obligations (subject to Section 23 hereof).
4. DELIVERY OF THE PLEDGED COLLATERAL
     Each Pledgor hereby agrees that:
     (a) Delivery of Certificates. Each Pledgor shall deliver to the Canadian Administrative Agent (i) simultaneously with or promptly following the execution and delivery of this Canadian Pledge Agreement, all certificates representing the Pledged Shares of such Pledgor and (ii) promptly upon the receipt thereof by or on behalf of a Pledgor, all other certificates and instruments constituting Pledged Collateral of a Pledgor. Prior to delivery to the Canadian Administrative Agent, all such certificates and instruments constituting Pledged Collateral of a Pledgor shall be held in trust by such Pledgor for the benefit of the Canadian Administrative Agent pursuant hereto. All such certificates and instruments shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, substantially in the form provided in Exhibit 4(a) attached hereto.
     (b) Additional Securities. If such Pledgor shall receive (or become entitled to receive) by virtue of its being or having been the owner of any Pledged Collateral, any (i) certificate or instrument, including without limitation, any certificate representing a dividend or distribution in connection with any increase or reduction of capital, reclassification, amalgamation, sale of assets, combination of shares or membership or other Equity Interests, stock splits, spin-off or split-off, promissory notes or other instruments; (ii) option or right, whether as an addition to, substitution for, conversion of, or an exchange for, any Pledged Collateral or otherwise in respect thereof; (iii) dividends payable in securities; or (iv) distributions of securities or other Equity Interests, cash or other property in connection with a partial or total liquidation, dissolution or reduction of capital, capital surplus or paid-in surplus, then such Pledgor shall accept and receive each such certificate, instrument, option, right, dividend or distribution in trust for the benefit of the Canadian Administrative Agent, shall segregate it from such Pledgor’s other property and shall deliver it forthwith to the Canadian Administrative Agent in the exact form received together with any necessary endorsement and/or appropriate stock power duly executed in blank, substantially in the form provided in Exhibit 4(a), to be held by the Canadian Administrative Agent as Pledged Collateral and as further collateral security for the Secured Obligations.
     (c) Financing Statements. Each Pledgor authorizes the Canadian Administrative Agent to file one or more financing statements (with the description of the Pledged Collateral contained herein, including without limitation “accounts” and “other” collateral descriptions) disclosing the Canadian Administrative Agent’s security interest in the Pledged Collateral. Each Pledgor agrees to execute and deliver to the Canadian Administrative Agent such financing statements and other filings as may be requested by the Canadian Administrative Agent in order to perfect and protect the security interest created hereby in the Pledged Collateral of such Pledgor.
5. REPRESENTATIONS AND WARRANTIES
     Each Pledgor hereby represents and warrants to the Canadian Administrative Agent, for the benefit of the Secured Parties, that so long as any of the Secured Obligations remains outstanding and until all of the commitments relating thereto have been terminated:
     (a) Authorization of Pledged Shares. The Pledged Shares are duly authorized and validly issued, are fully paid and nonassessable and are not subject to the preemptive rights of any Person.
     (b) Title. Each Pledgor has good and indefeasible title to the Pledged Collateral of such Pledgor and is the legal and beneficial owner of such Pledged Collateral free and clear of any Lien, other than Permitted Liens. There exists no “adverse claim” within the meaning of Section 1 of the STA with respect to the Pledged Shares of such Pledgor other than Permitted Liens.
     (c) Exercising of Rights. The exercise by the Canadian Administrative Agent of its rights and remedies hereunder will not violate any law or governmental regulation or any material contractual restriction binding on or affecting a Pledgor or any of its property.
     (d) Pledgor’s Authority. No authorization, approval or action by, and no notice or filing with any Governmental Authority or with the issuer of any Pledged Collateral or any other Person is required either (i) for the pledge made by a Pledgor or for the granting of the security interest by a Pledgor pursuant to this Canadian Pledge Agreement (except as have been already obtained) or (ii) for the exercise by the Canadian Administrative Agent or the Secured Parties of their rights and remedies hereunder (except as maybe required by the PPSA, the STA or applicable foreign laws or laws affecting the offering and sale of securities).
     (e) Security Interest/Priority. This Canadian Pledge Agreement creates a valid security interest in favour of the Canadian Administrative Agent for the benefit of the Secured Parties, in the Pledged Collateral. The taking of possession by the Canadian Administrative Agent of the certificates representing the Pledged Shares and all other certificates and instruments constituting Pledged Collateral will perfect and establish the first priority of the Canadian Administrative Agent’s security interest in the Pledged Shares consisting of certificated securities of Canadian Subsidiaries and, when properly perfected by filing or registration, in all other Pledged Collateral represented by such Pledged Shares and instruments securing the Secured Obligations. Except as set forth in this Section 5(e), no action is necessary to perfect or otherwise protect such security interest.
     (f) Partnership and Membership Interests. Except as previously disclosed to the Canadian Administrative Agent, none of the Pledged Shares consisting of partnership or limited liability company interests (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a Security for the purposes of the STA, (iii) is held in a Securities Account or (iv) constitutes a Financial Asset.
     (g) No Other Interests. As of the date hereof, no Pledgor owns any Equity Interests in any Canadian Subsidiary other than as set forth on Schedule 2(A) attached hereto.
6. COVENANTS
     Each Pledgor hereby covenants, that so long as any of the Secured Obligations remain outstanding and until all of the commitments relating thereto have been terminated, such Pledgor shall:
     (a) Books and Records. Mark its books and records (and shall cause the issuer of the Pledged Shares of such Pledgor to mark its books and records) to reflect the security interest granted to the Canadian Administrative Agent, for the benefit of the Secured Parties, pursuant to this Canadian Pledge Agreement.
     (b) Defense of Title. Warrant and defend title to and ownership of the Pledged Collateral of such Pledgor at its own expense against the claims and demands of all other parties claiming an interest therein, keep the Pledged Collateral free from all Liens, except for Permitted Liens, and not sell, exchange, transfer, assign, lease or otherwise dispose of Pledged Collateral of such Pledgor or any interest therein, except as permitted under the Credit Agreement and the other Canadian Loan Documents.
     (c) Further Assurances. Promptly execute and deliver at its expense all further instruments and documents and take all further action that maybe necessary and desirable or that the Canadian Administrative Agent may request in order to (i) perfect and protect the security interest created hereby in the Pledged Collateral of such Pledgor (including, without limitation, any and all action necessary to satisfy the Canadian Administrative Agent that the Canadian Administrative Agent has obtained a first priority perfected security interest in all Pledged Collateral); (ii) enable the Canadian Administrative Agent to exercise and enforce its rights and remedies hereunder in respect of the Pledged Collateral of such Pledgor; and (iii) otherwise effect the purposes of this Canadian Pledge Agreement, including, without limitation and if requested by the Canadian Administrative Agent, delivering to the Canadian Administrative Agent upon its request after the occurrence of an Event of Default, irrevocable proxies in respect of the Pledged Collateral of such Pledgor.
     (d) Amendments. Not make or consent to any amendment or other modification or waiver with respect to any of the Pledged Collateral of such Pledgor or enter into any agreement or allow to exist any restriction with respect to any of the Pledged Collateral of such Pledgor other than pursuant hereto or as may be permitted under the Credit Agreement.

     (e) Compliance with Securities Laws. File all reports and other information now or hereafter required to be filed by such Pledgor with the Ontario Securities Commission and any other provincial, territorial, federal or foreign agency in connection with the ownership of the Pledged Collateral of such Pledgor.
     (f) Issuance or Acquisition of Equity Interests. Not, without executing and delivering, or causing to be executed and delivered, to the Canadian Administrative Agent such agreements, documents and instruments as the Canadian Administrative Agent may request for the purpose of perfecting its security interest therein, issue or acquire any Equity Interests constituting Pledged Collateral consisting of an interest in a partnership or a limited liability company that (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a Security for the purposes of the STA, (iii) is held in a Securities Account or (iv) constitutes a Financial Asset.
7. ADVANCES BY SECURED PARTIES
     On failure of any Pledgor to perform any of the covenants and agreements contained herein which constitutes an Event of Default and while such Event of Default is continuing, the Canadian Administrative Agent may, at its sole option and in its sole discretion, upon notice to the Pledgors, perform the same and in so doing may expend such sums as the Canadian Administrative Agent may deem advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, a payment to obtain a release of a Lien or potential Lien, expenditures made in defending against any adverse claim and all other expenditures that the Canadian Administrative Agent or the Secured Parties may make for the protection of the security hereof or may be compelled to make by operation of law. All such sums and amounts so expended shall be repayable by the Pledgors on a joint and several basis (subject to Section 23 hereof) promptly upon timely notice thereof and demand therefor, shall constitute additional Secured Obligations and shall bear interest from the date said amounts are expended at the Default Rate. No such performance of any covenant or agreement by the Canadian Administrative Agent or the Secured Parties on behalf of any Pledgor, and no such advance or expenditure therefor, shall relieve the Pledgors of any default under the terms of this Canadian Pledge Agreement, the other Canadian Loan Documents or any other documents relating to the Secured Obligations. The Secured Parties may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent such payment is being contested in good faith by a Pledgor in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.
8. REMEDIES.
     (a) General Remedies. Upon the occurrence of an Event of Default and during the continuation thereof, the Canadian Administrative Agent and the Secured Parties shall have, in addition to the rights and remedies provided herein, in the Canadian Loan Documents, in any other documents relating to the Secured Obligations, or by law (including, without limitation, attachment and garnishment), the rights and remedies of a secured party under the legislation relating to security of personal property of the jurisdiction applicable to the affected Pledged Collateral.

     (b) Sale of Pledged Collateral. Upon the occurrence of an Event of Default and during the continuation thereof, without limiting the generality of this Section 8 and without notice, the Canadian Administrative Agent may, in its sole discretion, sell or otherwise dispose of or realize upon the Pledged Collateral, or any part thereof, in one or more parcels, at public or private sale, at any exchange or broker’s board or elsewhere, at such price or prices and on such other terms as the Canadian Administrative Agent may deem commercially reasonable, for cash, credit or for future delivery or otherwise in accordance with applicable law. To the extent permitted by law, any Secured Party may in such event, bid for the purchase of such securities. Each Pledgor agrees that, to the extent notice of sale shall be required by law and has not been waived by such Pledgor, any requirement of reasonable notice shall be met if notice, specifying the place of any public sale or the time after which any private sale is to be made, is personally served on or mailed, postage prepaid, to such Pledgor, in accordance with the notice provisions of Section 11.02 of the Credit Agreement at least ten Business Days before the time of such sale. The Canadian Administrative Agent shall not be obligated to make any sale of Pledged Collateral of such Pledgor regardless of notice of sale having been given. The Canadian Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
     (c) Private Sale. Upon the occurrence of an Event of Default and during the continuation thereof, the Pledgors recognize that the Canadian Administrative Agent may be unable or deem it impracticable to effect a public sale of all or any part of the Pledged Shares or any of the securities constituting Pledged Collateral and that the Canadian Administrative Agent may, therefore, determine to make one or more private sales of any such Pledged Collateral to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges and agrees that any such private sale may be at prices and on other terms less favourable than the prices and other terms that might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sale shall be deemed to have been made in a commercially reasonable manner and that the Canadian Administrative Agent shall have no obligation to delay sale of any such Pledged Collateral for the period of time necessary to permit the issuer of such Pledged Collateral to register such Pledged Collateral for public sale under the Securities Act (Ontario), as now enacted or as the same may from time to time be amended, re-enacted or replaced (the “Securities Act”) or under other applicable provincial, territorial and federal securities laws. Each Pledgor further acknowledges and agrees that any offer to sell such Pledged Collateral that has been publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of Ottawa, Ontario (to the extent that such offer may be advertised without prior registration under the Securities Act), notwithstanding that such sale may not constitute a “distribution to the public” under the Securities Act, and the Canadian Administrative Agent may, in such event, bid for the purchase of such Pledged Collateral.
     (d) Retention of Pledged Collateral. To the extent permitted under applicable law, in addition to the rights and remedies hereunder, upon the occurrence and during the continuance of an Event of Default, the Canadian Administrative Agent may, after providing the notices required by Part V of the PPSA or otherwise complying with the requirements of applicable law of the relevant jurisdiction, accept or retain all or any portion of the Pledged Collateral in satisfaction of the Secured Obligations. Unless and until the Canadian Administrative Agent shall have provided such notices, however, the Canadian Administrative Agent shall not be deemed to have accepted or retained any Pledged Collateral in satisfaction of any Secured Obligations for any reason.
     (e) Deficiency. In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Canadian Administrative Agent or the Secured Parties are legally entitled, the Pledgors shall be jointly and severally liable (subject to Section 23 hereof) for the deficiency, together with interest thereon at the Default Rate, together with the costs of collection and legal fees and expenses. Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be returned to the Pledgors or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.
9. RIGHTS OF THE CANADIAN ADMINISTRATIVE AGENT.
     (a) Power of Attorney. Each Pledgor hereby designates and appoints the Canadian Administrative Agent, on behalf of the Secured Parties, and each of its designees or agents, as attorney-in-fact of such Pledgor, irrevocably and with power of substitution, with authority to take any or all of the following actions upon the occurrence and during the continuation of an Event of Default:
(i)	to demand, collect, settle, compromise and adjust, and give discharges and releases concerning the Pledged Collateral, all as the Canadian Administrative Agent may deem appropriate;

(ii)	to commence and prosecute any actions at any court for the purposes of collecting any of the Pledged Collateral and enforcing any other right in respect thereof;

(iii)	to defend, settle or compromise any action brought and, in connection therewith, give such discharge or release as the Canadian Administrative Agent may deem appropriate;

(iv)	to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Pledged Collateral;

(v)	to direct any parties liable for any payment in connection with any of the Pledged Collateral to make payment of any and all monies due and to become due thereunder directly to the Canadian Administrative Agent or as the Canadian Administrative Agent shall direct;

(vi)	to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Pledged Collateral;

(vii)	to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices and other documents relating to the Pledged Collateral;

(viii)	to execute and deliver all assignments, conveyances, statements, financing statements, renewal financing statements, security and pledge agreements,

affidavits, notices and other agreements, instruments and documents that the Canadian Administrative Agent may deem appropriate in order to perfect and maintain the security interests and liens granted in this Canadian Pledge Agreement and in order to fully consummate all of the transactions contemplated therein;
(ix)	to exchange any of the Pledged Collateral or other property upon any amalgamation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Pledged Collateral with any committee, depository, transfer agent, registrar or other designated agency upon such terms as the Canadian Administrative Agent may deem appropriate;

(x)	to vote for a shareholder or member resolution, or to sign an instrument in writing, sanctioning the transfer of any or all of the Pledged Collateral into the name of the Canadian Administrative Agent or one or more of the Secured Parties or into the name of any transferee to whom the Pledged Collateral or any part thereof may be sold pursuant to Section 8 hereof; and

(xi)	to do and perform all such other acts and things as the Canadian Administrative Agent may deem appropriate or convenient in connection with the Pledged Collateral.
     This power of attorney is a power coupled with an interest and shall be irrevocable for so long as any of the Secured Obligations shall remain outstanding and until all of the commitments relating thereto shall have been terminated. The Canadian Administrative Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Canadian Administrative Agent in this Canadian Pledge Agreement, and shall not be liable for any failure to do so or any delay in doing so. The Canadian Administrative Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on the Canadian Administrative Agent solely to protect, preserve and realize upon its security interest in the Pledged Collateral.
     (b) Assignment by the Canadian Administrative Agent. The Canadian Administrative Agent may from time to time assign the Pledged Collateral and any portion thereof to a successor agent in accordance with the Credit Agreement, and the assignee shall be entitled to all of the rights and remedies of the Canadian Administrative Agent under this Canadian Pledge Agreement in relation thereto.
     (c) The Canadian Administrative Agent’s Duty of Care. Other than the exercise of reasonable care to assure the safe custody of the Pledged Collateral while being held by the Canadian Administrative Agent hereunder and to account for all proceeds thereof, the Canadian Administrative Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that the Pledgors shall be responsible for preservation of all rights in the Pledged Collateral, and the Canadian Administrative Agent shall be relieved of all responsibility for the Pledged Collateral upon surrendering it or tendering the surrender of it to the Pledgors. The Canadian Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equal to that which the Canadian Administrative Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Canadian Administrative Agent shall not have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not the Canadian Administrative Agent has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any of the Pledged Collateral.
(d)	Voting Rights in Respect of the Pledged Collateral
(i)	So long as no Event of Default shall have occurred and be continuing, each Pledgor may exercise any and all voting and other consensual rights pertaining to the Pledged Collateral of such Pledgor or any part thereof for any purpose not inconsistent with the terms of this Canadian Pledge Agreement or the Credit Agreement; and

(ii)	Upon the occurrence and during the continuance of an Event of Default and upon notice to the applicable Pledgor from the Canadian Administrative Agent, all rights of a Pledgor to exercise the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to paragraph (i) of this subsection shall cease and all such rights shall thereupon become vested in the Canadian Administrative Agent, which shall then have the sole right to exercise such voting and other consensual rights.
(e)	Dividend Rights in Respect of the Pledged Collateral
(i)	So long as no Event of Default shall have occurred and be continuing and subject to Section 4(b) hereof, each Pledgor may receive and retain any and all dividends and distributions (other than stock dividends and other dividends and distributions constituting Pledged Collateral addressed hereinabove) or interest paid in respect of the Pledged Collateral to the extent they are allowed under the Credit Agreement.

(ii)	Upon the occurrence and during the continuance of an Event of Default:
(A)	all rights of a Pledgor to receive the dividends, distributions and interest payments that it would otherwise be authorized to receive and retain pursuant to paragraph (i) of this subsection shall cease and all such rights shall thereupon be vested in the Canadian Administrative Agent, which shall then have the sole right to receive and hold as Pledged Collateral such dividends, distributions and interest payments; and

(B)	all dividends and interest payments that are received by a Pledgor contrary to the provisions of paragraph (A) of this subsection shall be received in trust for the benefit of the Canadian Administrative Agent, shall be segregated from other property or funds of such Pledgor, and shall be forthwith paid over to the Canadian Administrative Agent as Pledged Collateral in the exact form received, to be held by the Canadian Administrative Agent as Pledged Collateral and as further collateral security for the Secured Obligations.
     (f) Release of Pledged Collateral. The Canadian Administrative Agent may release any of the Pledged Collateral from this Canadian Pledge Agreement or may substitute any of the Pledged Collateral for other Pledged Collateral without altering, varying or diminishing in any way the force, effect, lien, pledge or security interest of this Canadian Pledge Agreement as to any Pledged Collateral not expressly released or substituted, and this Canadian Pledge Agreement shall continue as a first priority lien on all Pledged Collateral not expressly released or substituted.
10. APPLICATION OF PROCEEDS
     Upon the occurrence and during the continuation of an Event of Default, any payments in respect of the Secured Obligations and any proceeds of the Pledged Collateral, when received by the Canadian Administrative Agent or any of the Secured Parties in cash or its equivalent, will be applied in reduction of the Secured Obligations in the order set forth in Section 9.03 of the Credit Agreement, and each Pledgor irrevocably waives the right to direct the application of such payments and proceeds and acknowledges and agrees that the Canadian Administrative Agent shall have the continuing and exclusive right to apply and reapply any and all such payments and proceeds in the Canadian Administrative Agent’s sole discretion, notwithstanding any entry to the contrary upon its books and records.
11. CONTINUING AGREEMENT.
     (a) This Canadian Pledge Agreement shall be a continuing agreement in every respect and shall remain in full force and effect so long as any of the Secured Obligations remains outstanding and until all of the commitments relating thereto have been terminated. Upon payment or other satisfaction of all Secured Obligations and termination of all commitments relating thereto, this Canadian Pledge Agreement shall be automatically terminated and the Canadian Administrative Agent and the Secured Parties shall, upon the request and at the expense of the Pledgors, forthwith release all of its liens and security interests hereunder, shall return all certificates or instruments pledged hereunder and shall execute and deliver all PPSA termination statements, discharges and/or other documents reasonably requested by the Pledgors evidencing such termination. Notwithstanding the foregoing, all releases and indemnities provided hereunder shall survive termination of this Canadian Pledge Agreement.
     (b) This Canadian Pledge Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Canadian Administrative Agent or any Secured Party as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made; provided that in the event payment of all or any part of the Secured Obligations is rescinded or must be restored or returned, all costs and expenses (including, without limitation, legal fees and disbursements) incurred by the Canadian Administrative Agent or any Secured Party in defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.
12. AMENDMENTS AND WAIVERS
     This Canadian Pledge Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in Section 11.01 of the Credit Agreement.
13. SUCCESSORS IN INTEREST
     This Canadian Pledge Agreement shall create a continuing security interest in the Pledged Collateral and shall be binding upon each Pledgor, its successors and assigns, and shall inure, together with the rights and remedies of the Canadian Administrative Agent and the Secured Parties hereunder, to the benefit of the Canadian Administrative Agent and the Secured Parties and their successors and permitted assigns; provided, however, that, except as provided in the Credit Agreement, none of the Pledgors may assign its rights or delegate its duties hereunder without the prior written consent of the requisite Canadian Lenders under the Credit Agreement.
14. NOTICES
     All notices required or permitted to be given under this Canadian Pledge Agreement shall be given as provided in Section 11.02 of the Credit Agreement.
15. COUNTERPARTS
     This Canadian Pledge Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Canadian Pledge Agreement to produce or account for more than one such counterpart.
16. HEADINGS
     The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Canadian Pledge Agreement.
17. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE.
     (a) THIS CANADIAN PLEDGE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.
     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS CANADIAN PLEDGE AGREEMENT OR ANY OTHER CANADIAN COLLATERAL

DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE PROVINCE OF ONTARIO OR OF CANADA, AND BY EXECUTION AND DELIVERY OF THIS CANADIAN PLEDGE AGREEMENT, EACH PLEDGOR AND THE CANADIAN ADMINISTRATIVE AGENT, ON BEHALF OF ITSELF AND EACH SECURED PARTY, CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PLEDGOR AND THE CANADIAN ADMINISTRATIVE AGENT, ON BEHALF OF ITSELF AND EACH SECURED PARTY, IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS CANADIAN PLEDGE AGREEMENT OR ANY OTHER CANADIAN LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PLEDGOR AND THE CANADIAN ADMINISTRATIVE AGENT, ON BEHALF OF ITSELF AND EACH SECURED PARTY, WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH JURISDICTION.
18. WAIVER OF RIGHT TO TRIAL BY JURY.
     EACH PARTY TO THIS CANADIAN PLEDGE AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS CANADIAN PLEDGE AGREEMENT OR ANY OTHER CANADIAN LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS CANADIAN PLEDGE AGREEMENT OR ANY OTHER CANADIAN LOAN DOCUMENT, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS CANADIAN PLEDGE AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
19. SEVERABILITY
     If any provision of this Canadian Pledge Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.
20. ENTIRETY
     This Canadian Pledge Agreement, the other Canadian Loan Documents and the other documents relating to the Secured Obligations represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Canadian Loan Documents, any other documents relating to the Secured Obligations, or the transactions contemplated herein and therein.
21. SURVIVAL
     All representations and warranties of the Pledgors hereunder shall survive the execution and delivery of this Canadian Pledge Agreement, the other Canadian Loan Documents and the other documents relating to the Secured Obligations, the delivery of the Notes and the extension of credit thereunder or in connection therewith.
22. OTHER SECURITY
     To the extent that any of the Secured Obligations are now or hereafter secured by property other than the Pledged Collateral (including, without limitation, real and other personal property owned by a Pledgor), or by a guarantee, endorsement or property of any other Person, then to the maximum extent permitted by applicable law the Canadian Administrative Agent shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence and during the continuance of any Event of Default, and the Canadian Administrative Agent shall have the right, in its sole discretion, to determine which rights, security, liens, security interests or remedies the Canadian Administrative Agent shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or the Secured Obligations or any of the rights of the Canadian Administrative Agent or the Secured Parties under this Canadian Pledge Agreement, under any of the other Canadian Loan Documents or under any other document relating to the Secured Obligations.
23. JOINT AND SEVERAL OBLIGATIONS OF PLEDGORS
     (a) Each of the Pledgors is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Secured Parties, for the mutual benefit, directly and indirectly, of each of the Pledgors and in consideration of the undertakings of each of the Pledgors to accept joint and several liability for the obligations of each of them.
     (b) Each of the Pledgors jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Pledgors with respect to the payment and performance of all of the Secured Obligations arising under this Canadian Pledge Agreement, the other Canadian Loan Documents and any other documents relating to the Secured Obligations, it being the intention of the parties hereto that all the Secured Obligations shall be the joint and several obligations of each of the Pledgors without preferences or distinction among them.
     (c) Notwithstanding any provision to the contrary contained herein, in any other of the Canadian Loan Documents or in any other documents relating to the Secured Obligations, the obligations of each Guarantor under the Credit Agreement, the other Canadian Loan Documents and the documents relating to the Secured Obligations shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under any applicable federal, provincial or territorial law.

[Signature Pages Follow]

     Each of the parties hereto has caused a counterpart of this Canadian Pledge Agreement to be duly executed and delivered as of the date first above written.

PLEDGORS:	EMS TECHNOLOGIES CANADA, LTD.,
a Canadian federal corporation

	By: Name:	/s/ Don T. Scartz
Title:

990834 ONTARIO INC.,
an Ontario corporation

	By:	/s/ Don T. Scartz

Name:
Title:
EMS TECHNOLOGIES, INC.
CANADIAN PLEDGE AGREEMENT

Accepted and agreed to as of the date first above written.
BANK OF AMERICA, NATIONAL ASSOCIATION,
acting through its Canada branch,
as Canadian Administrative Agent

By: Name:	/s/ Medina Sales de Andrade Medina Sales de Andrade
Title:	Vice President
EMS TECHNOLOGIES, INC.
CANADIAN PLEDGE AGREEMENT

SCHEDULE 2(A)
EQUITY INTERESTS

		Number of	Certificate	Percentage
Pledgor	Issuer	Shares/Units	Number	Ownership

990834 Ontario Inc.	EMS Technologies	200 Common shares	2	100%
	Canada, Ltd.

EXHIBIT 4(a)
FORM OF IRREVOCABLE STOCK POWER
     FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to                                                                                                                                                                                                            the following shares of capital stock of                                                             , a                                         corporation:

Number of Shares	Certificate Number
and irrevocably appoints                                                                                 , its agent and attorney-in-fact to transfer all or any part of such capital stock and to take all necessary and appropriate action to effect any such transfer. The agent and attorney-in-fact may substitute and appoint one or more persons to act for him.
DATED as of                                                             ,                                           .

[HOLDER]

By:
Name:
Title: